Exhibit 16.1

April 27, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated April 29, 2009 of Zebra Technologies Corporation Profit Sharing and Savings Plan and are in agreement with the statements contained in the first, second, third and fifth paragraphs of Item 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

Chicago, Illinois